Exhibit 99.1

News

KeyCorp 127 Public Square Cleveland, OH 44114

CONTACTS:	ANALYSTS Vernon L. Patterson 216.689.0520 Vernon_Patterson@KeyBank.com	MEDIA William C. Murschel 216.828.7416 William_C_Murschel@KeyBank.com

Christopher F. Sikora 216.689.3133 Chris_F_Sikora@KeyBank.com

INVESTOR RELATIONS: www.key.com/ir	KEY MEDIA NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP REPORTS SECOND QUARTER 2009 RESULTS
♦	Net loss from continuing operations of $.69 per common share

♦	Loan loss reserve increased to $2.5 billion, or 3.53% of total loans

♦	Raised $1.8 billion of Tier 1 common equity; fulfilled stress test requirement

♦	$8.2 billion in new or renewed loans and commitments originated

♦	Costs well controlled; Keyvolution initiative underway
     CLEVELAND, July 22, 2009 — KeyCorp (NYSE: KEY) today announced a second quarter net loss from continuing operations attributable to Key of $236 million, or $.69 per common share. Per share results for the current quarter are after cash and deemed preferred stock dividends of $164 million, or $.28 per common share. These dividends include a noncash deemed dividend of $114 million related to the exchange of Key common shares for Key’s Series A Preferred Stock as part of the company’s efforts to raise an additional $1.8 billion of Tier 1 common equity, and a cash dividend payment of $31 million made to the U.S. Treasury Department under the Capital Purchase Program. Results for the current quarter compare to a net loss from continuing operations of $1.128 billion, or $2.71 per common share, for the second quarter of 2008.
     The loss for the current quarter is largely the result of an increase in the provision for loan losses. During the second quarter, Key continued to build its loan loss reserves by taking an $850 million provision for loan losses, which exceeded net charge-offs by $311 million. As of the end of the quarter, Key’s allowance for loan losses was $2.5 billion, or 3.53% of total loans, up from $1.4 billion, or 1.87% one year ago. The loss for the year-ago quarter was largely attributable to a $1.011 billion after-tax charge recorded as a result of an adverse federal tax court ruling that impacted Key’s accounting for certain lease financing transactions.
     “Our results continue to reflect the weak economic environment and the aggressive steps we’ve taken to address credit quality, strengthen our capital position and control costs as we manage through this difficult credit cycle,” said Chief Executive Officer Henry L. Meyer III.
     During the second quarter, Key successfully raised more than $1.8 billion in new Tier 1 common equity as required by the Supervisory Capital Assessment Program (“SCAP”) initiated by the U.S. Treasury and, as of today, is well on its way to further supplement that amount through an additional offer to exchange common shares for retail capital securities, which is currently in progress. The additional capital will serve as a “buffer” in the event the U.S. economy worsens considerably through 2010. Throughout the current financial crisis, Key’s capital ratios have remained in excess of the “well-capitalized” levels established by the federal regulators. At June 30, 2009, Key had a Tier 1 risk-based capital ratio of 12.42% and a Tier 1 common equity ratio of 7.27%.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     Meyer continued: “Key’s fortified capital position will also enable us to support our clients’ borrowing needs and benefit from other business opportunities when the economy recovers. During the second quarter, Key originated approximately $8.2 billion in new or renewed loans and commitments to consumers and businesses.
     “In conjunction with our efforts to improve Key’s competitive position, late last year we initiated a process known as “Keyvolution,” a corporate-wide initiative designed to build a consistently superior experience for clients, simplify processes, improve speed to market and enhance Key’s ability to seize growth and profit opportunities,” Meyer said. “Through this initiative, we expect to achieve annualized cost savings of $300 million to $375 million by 2012. Over the past fifteen months, we have been addressing certain noncore businesses, such as retail marine and private student lending activities. We have also deployed new teller platform technology throughout our company. These and other efforts have resulted in a reduction in our employee workforce of approximately 8%, or 1,500 positions, over the fifteen month period. Compared to the year-ago quarter, our personnel costs are down 6%.
     “Additionally, we have continued to build upon our relationship-based, client-focused business model. Our Community Banking business continues to benefit from these efforts as evidenced by a $2.7 billion, or 5%, increase in deposits compared to the second quarter of 2008.”
     The following table shows Key’s continuing and discontinued operating results for comparative quarters and for the six-month periods ended June 30, 2009 and 2008.
Results of Operations

	Three months ended						Six months ended
in millions, except per share amounts	6-30-09		3-31-09		6-30-08		6-30-09	6-30-08

Summary of operations
Loss from continuing operations attributable to Key	$(236)		$(466)		$(1,128)		$(702)	$(911)
Income (loss) from discontinued operations, net of taxes (a)	10		(22)		2		(12)	3

Net loss attributable to Key	$(226)		$(488)		$(1,126)		$(714)	$(908)

Loss from continuing operations attributable to Key	$(236)		$(466)		$(1,128)		$(702)	$(911)
Less: Dividends on Series A Preferred Stock	15		12		—		27	—
Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	114		—		—		114	—
Cash dividends on Series B Preferred Stock	31		32		—		63	—
Amortization of discount on Series B Preferred Stock	4		4		—		8	—

Loss from continuing operations attributable to Key common shareholders	(400)		(514)		(1,128)		(914)	(911)
Income (loss) from discontinued operations, net of taxes (a)	10		(22)		2		(12)	3

Net loss attributable to Key common shareholders	$(390)		$(536)		$(1,126)		$(926)	$(908)

Per common share — assuming dilution
Loss from continuing operations attributable to Key common shareholders	$(.69)		$(1.04)		$(2.71)		$(1.71)	$(2.23)
Income (loss) from discontinued operations, net of taxes (a)	.02		(.04)		—		(.02)	.01

Net loss attributable to Key common shareholders	$(.68	) (b)	$(1.09	) (b)	$(2.70	) (b)	$(1.73)	$(2.23	) (b)

(a)	In April 2009, management made the strategic decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of this decision, Key has accounted for this business as a discontinued operation. The loss from discontinued operations for the first quarter of 2009 was attributable to a $23 million after tax, or $.05 per common share, charge for intangible assets impairment.

(b)	Earnings per share may not foot due to rounding.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     As shown in the following table, the comparability of Key’s earnings for the current, prior and year-ago quarters is affected by several significant items.
Significant Items Affecting the Comparability of Earnings

	Second Quarter 2009				First Quarter 2009						Second Quarter 2008
	Pre-tax	After-tax	Impact		Pre-tax		After-tax		Impact		Pre-tax	After-tax	Impact
in millions, except per share amounts	Amount	Amount	on EPS		Amount		Amount		on EPS		Amount	Amount	on EPS

Provision for loan losses in excess of net charge-offs	$(311)	$(195)	$(.34)		$(383)		$(239)		$(.49)		$(123)	$(77)	$(.18)
Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	—	—	(.20	) (a)	—		—		—		—	—	—
FDIC special assessment	(44)	(27)	(.05)		—		—		—		—	—	—
Realized and unrealized (losses) gains on loan and securities portfolios held for sale or trading	(20)	(13)	(.02)		2		1		—		62	39	.09
Severance and other exit costs	(14)	(9)	(.02)		(8)		(5)		(.01)		(8)	(5)	(.01)
Net losses from principal investing	(6)	(4)	(.01)		(72)		(45)		(.09)		(14)	(8)	(.02)
Net gains from repositioning of securities portfolio	125	78	.13		—		—		—		—	—	—
Gain related to exchange of common shares for capital securities	95	59	.10		—		—		—		—	—	—
Gain from sale of Key’s claim associated with the Lehman Brothers’ bankruptcy	32	20	.03		—		—		—		—	—	—
Noncash charge for intangible assets impairment	—	—	—		(196	) (b)	(164	) (b)	(.33	) (b)	—	—	—
Gain from sale of Visa Inc. shares	—	—	—		105		65		.13		—	—	—
Charges related to leveraged lease tax litigation	—	—	—		—		—		—		(359)	(1,011)	(2.43)

(a)	The deemed dividend related to the exchange of Key common shares for Series A Preferred Stock is subtracted from earnings to derive the numerator used in the calculation of per share results; it is not recorded as a reduction to equity.

(b)	Excludes a $27 million ($23 million after tax, or $.05 per common share) charge for intangible assets impairment related to the discontinued operations of Austin Capital Management, Ltd.

EPS = Earnings per common share
SUMMARY OF OPERATIONS
     Taxable-equivalent net interest income was $598 million for the second quarter of 2009 and the net interest margin was 2.67%. These results compare to taxable-equivalent net interest income of $738 million and a net interest margin of 3.32% for the second quarter of 2008, after adjusting for the effects of charges recorded one year ago in connection with subsequently resolved tax litigation pertaining to Key’s leveraged lease financing portfolio. As previously reported, Key’s taxable-equivalent net interest income for the second quarter of 2008 was reduced significantly as a result of an adverse federal court decision on the company’s tax treatment of a service contract lease transaction. In accordance with the applicable accounting guidance, Key recalculated the lease income recognized from inception for all of the leveraged leases being contested by the Internal Revenue Service, not just the single leveraged lease subject to the Court decision. Key’s results for the year-ago quarter also reflect a $475 million charge to income taxes for the interest cost associated with the contested tax liabilities. These actions reduced Key’s taxable-equivalent net interest income and net interest margin for the second quarter of 2008 by $838 million and 376 basis points, respectively, and reduced Key’s earnings by $1.011 billion, or $2.43 per common share.
     During the past twelve months, the net interest margin has remained under pressure as the decrease in the federal funds target rate has caused interest rates on earning assets to decline more rapidly than the rates paid for interest-bearing liabilities. Competition for deposits and a shift in deposit mix to higher costing, longer term certificates of deposit have also contributed to a lower net interest margin. During the same period, earning asset yields have been compressed as a result of the higher levels of nonperforming loans. In addition, during the second quarter of 2009, Key terminated certain leveraged lease financing arrangements, which reduced net interest income by $16 million and lowered the net interest margin by approximately 7 basis points.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     Compared to the first quarter of 2009, taxable-equivalent net interest income decreased by $22 million, and the net interest margin was down 10 basis points. The reduction in the net interest margin reflects an increase in lower-yielding liquid assets, due in part to the weak demand for credit; a higher level of nonperforming loans; and the impact of actions described below to reposition Key’s securities portfolio.
     During May 2009, Key sold approximately $2.8 billion of collateralized mortgage obligations (“CMOs”), resulting in net gains of $125 million for the second quarter. These securities were sold as part of the company’s overall plan to generate additional capital required under the SCAP, and to reposition the securities available-for-sale portfolio to better support Key’s strategies for managing interest rate and liquidity risk. The proceeds from the sale were reinvested in CMOs issued by government-sponsored entities or GNMA.
     The reduction in the net interest margin caused by the above factors was moderated by the impact of new or renewed loans with more favorable interest rate spreads.
     Key’s noninterest income was $715 million for the second quarter of 2009, compared to $547 million for the year-ago quarter. The increase was attributable to three primary factors. In addition to the $125 million of net gains recorded in connection with the repositioning of the securities portfolio, in the current quarter Key recorded a $95 million gain related to the exchange of common shares for capital securities and a $32 million gain from the sale of Key’s claim associated with the Lehman Brothers’ bankruptcy. Additionally, net gains on leased equipment rose by $29 million, which more than offset the reduction to net interest income associated with the termination of lease financing arrangements. The increase attributable to the above factors was offset in part by a $63 million reduction in income from investment banking and capital markets activities, and net losses of $3 million from loan sales in the current quarter, compared to net gains of $33 million for the second quarter of 2008. Key also experienced lower income from trust and investment services, service charges on deposit accounts and operating leases.
     The major components of Key’s fee-based income for the past five quarters are shown in the following table.
Fee-based Income — Major Components

in millions	2Q09	1Q09	4Q08	3Q08	2Q08

Trust and investment services income	$119	$110	$131	$125	$130
Service charges on deposit accounts	83	82	90	94	93
Operating lease income	59	61	64	69	68
Letter of credit and loan fees	45	38	42	53	51
Corporate-owned life insurance income	25	27	33	28	28
Electronic banking fees	27	24	25	27	27
Insurance income	16	18	15	15	20
Investment banking and capital markets income (loss)	17	18	6	(31)	80
Net losses from principal investing	(6)	(72)	(37)	(14)	(14)

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     Compared to the first quarter of 2009, noninterest income increased by $230 million, due primarily to the gains recorded during the second quarter of 2009 in connection with the repositioning of the securities portfolio, the exchange of common shares for capital securities and the sale of Key’s claim associated with the Lehman Brothers’ bankruptcy. Also contributing to the improvement was a $66 million decrease in net losses from principal investing and a $9 million increase in income from trust and investment services. Noninterest income for the first quarter of 2009 includes a $105 million gain from the sale of Visa Inc. shares.
     Key’s noninterest expense was $870 million for the second quarter of 2009, compared to $777 million for the same period last year. Personnel expense decreased by $25 million as a result of lower incentive compensation accruals and a reduction in salaries expense caused by a 7% decline in the number of average full-time equivalent employees. These reductions were offset in part by an increase in severance expense and higher costs associated with employee benefits, primarily pension expense. The reduction in personnel expense was more than offset by a $118 million rise in nonpersonnel expense, due largely to a $68 million increase in the FDIC deposit insurance assessment. The higher assessment is a result of an across-the-board increase in the assessment rate that took effect during the first quarter of 2009 and a special assessment imposed during the second quarter of 2009, under which Key recorded $44 million of additional expense. Professional fees rose by $15 million due to increased collection efforts on loans, the outsourcing of certain services and the Keyvolution initiative. Additionally, Key recorded an $11 million provision for losses on lending-related commitments during the current quarter, compared to a $2 million credit for the second quarter of 2008.
     Compared to the first quarter of 2009, noninterest expense declined by $72 million. Personnel expense increased by $16 million, as increases in all major components were offset in part by a reduction in costs associated with employee benefits. Nonpersonnel expense decreased by $88 million from the prior quarter. Excluding the intangible assets impairment charge of $196 million recorded in the first quarter of 2009, nonpersonnel expense was up $108 million, due to increases in the FDIC deposit insurance assessment, professional fees, the provision for losses on lending-related commitments, expenses associated with other real estate owned (“OREO”) and a variety of other miscellaneous expense components.
ASSET QUALITY
     Key’s provision for loan losses was $850 million for the second quarter of 2009, compared to $647 million for the year-ago quarter and $875 million for the first quarter of 2009. Credit migration, particularly in the commercial real estate portfolio, continues to result in higher levels of net charge-offs and nonperforming loans, and more reserve building. Key’s provision for loan losses for the second quarter of 2009 exceeded net loan charge-offs by $311 million. As a result, Key’s allowance for loan losses rose to $2.5 billion, or 3.53% of total loans at June 30 2009, up from $2.2 billion, or 2.97% at March 31, 2009.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     Selected asset quality statistics for Key for each of the past five quarters are presented in the following table.
Selected Asset Quality Statistics

dollars in millions	2Q09	1Q09	4Q08	3Q08	2Q08

Net loan charge-offs	$539	$492	$342	$273	$524
Net loan charge-offs to average loans	2.99%	2.65%	1.77%	1.43%	2.75%
Nonperforming loans at period end	$2,188	$1,738	$1,225	$967	$814
Nonperforming loans to period-end portfolio loans	3.09%	2.36%	1.60%	1.26%	1.07%
Nonperforming assets at period end	$2,551	$1,997	$1,464	$1,239	$1,210
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	3.58%	2.70%	1.91%	1.61%	1.59%
Allowance for loan losses	$2,499	$2,186	$1,803	$1,554	$1,421
Allowance for loan losses to period-end loans	3.53%	2.97%	2.36%	2.03%	1.87%
Allowance for loan losses to nonperforming loans	114.21	125.78	147.18	160.70	174.57

     Net loan charge-offs for the quarter totaled $539 million, or 2.99% of average loans. These results compare to $524 million, or 2.75%, for the same period last year and $492 million, or 2.65%, for the previous quarter. Key’s net loan charge-offs by loan type for each of the past five quarters are shown in the following table.
Net Loan Charge-offs

dollars in millions	2Q09	1Q09	4Q08	3Q08	2Q08

Commercial, financial and agricultural	$168	$232	$119	$62	$61
Real estate ___ commercial mortgage	87	21	43	20	15
Real estate ___ construction	133	104	49	79	339	(a)
Commercial lease financing	22	18	21	19	14

Total commercial loans	410	375	232	180	429
Home equity — Community Banking	24	17	14	9	9
Home equity — National Banking	18	15	17	12	10
Marine	29	32	25	16	10
Education	37	32	33	40	54
Other	21	21	21	16	12

Total consumer loans	129	117	110	93	95

Total net loan charge-offs	$539	$492	$342	$273	$524

Net loan charge-offs to average loans	2.99%	2.65%	1.77%	1.43%	2.75%

(a)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.
     Compared to the first quarter of 2009, net loan charge-offs in the commercial loan portfolio rose by $35 million, due primarily to a $95 million rise in net charge-offs in the commercial mortgage and construction loan portfolios, offset in part by a $64 million reduction in the commercial and financial portfolio. The Real Estate Capital and Corporate Banking Services line of business within the National Banking group accounted for virtually all of the growth in net charge-offs in the commercial real estate portfolios and $46 million of the reduction in the commercial and financial portfolio. The level of net charge-offs in the consumer portfolio rose by $12 million, due to losses incurred in the home equity and education portfolios. As shown in the table on page 7, Key’s exit loan portfolio accounted for $156 million, or 29%, of Key’s total net loan charge-offs for the second quarter of 2009.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     At June 30, 2009, Key’s nonperforming loans totaled $2.2 billion and represented 3.09% of period-end portfolio loans, compared to 2.36% at March 31, 2009, and 1.07% at June 30, 2008. Nonperforming assets at June 30, 2009, totaled $2.6 billion and represented 3.58% of portfolio loans, OREO and other nonperforming assets, compared to 2.70% at March 31, 2009, and 1.59% at June 30, 2008. The following table illustrates the trend in Key’s nonperforming assets by loan type over the past five quarters.
Nonperforming Assets

dollars in millions	2Q09	1Q09	4Q08	3Q08	2Q08

Commercial, financial and agricultural	$700	$595	$415	$309	$259
Real estate — commercial mortgage	454	310	128	119	107
Real estate — construction	716	546	436	334	256
Commercial lease financing	122	109	81	55	57
Total consumer loans	196	178	165	150	135

Total nonperforming loans	2,188	1,738	1,225	967	814
Nonperforming loans held for sale	145	72	90	169	342
OREO and other nonperforming assets	218	187	149	103	54

Total nonperforming assets	$2,551	$1,997	$1,464	$1,239	$1,210

Nonperforming loans to period-end portfolio loans	3.09%	2.36%	1.60%	1.26%	1.07%
Nonperforming assets to period-end portfolio loans, plus OREO and other nonperforming assets	3.58	2.70	1.91	1.61	1.59

     As shown in the preceding table, all categories of nonperforming assets experienced increases during the second quarter of 2009, compared to the prior quarter. Nonperforming loans in the commercial and financial, and commercial real estate portfolios experienced the largest increases. The increase in the commercial and financial portfolio reflects the impact of general weakness in the economic environment and was principally attributable to loans in the Equipment Finance, Institutional and Capital Markets, and Middle Market lines of business. The increase in the commercial real estate portfolio was caused in part by the continuation of deteriorating market conditions in both the residential properties and income properties segments. As shown in the following table, Key’s exit loan portfolio accounted for $559 million, or 22%, of Key’s total nonperforming assets at June 30, 2009, compared to $502 million, or 25%, at March 31, 2009.
     The composition of Key’s exit loan portfolio at June 30, 2009, and March 31, 2009, the net charge-offs recorded on this portfolio for the second and first quarters of 2009, and the nonperforming status of these loans at June 30, 2009, and March 31, 2009, are shown in the following table.
Exit Loan Portfolio

						Balance on
	Balance		Change	Net Loan		Nonperforming
	Outstanding		6-30-09 vs.	Charge-offs		Status
in millions	6-30-09	3-31-09	3-31-09	2Q09	1Q09	6-30-09	3-31-09

Residential properties ___ homebuilder	$614	$766	$(152)	$62	$44	$298	$306
Residential properties ___ held for sale	65	70	(5)	—	—	65	70

Total residential properties	679	836	(157)	62	44	363	376
Marine and RV floor plan	696	817	(121)	8	11	149	80

Total commercial loans	1,375	1,653	(278)	70	55	512	456
Private education	2,847	2,897	(50)	37	32	2	—
Home equity ___ National Banking	934	998	(64)	18	15	20	19
Marine	3,095	3,256	(161)	29	32	19	21
RV and other consumer	245	262	(17)	2	5	6	6

Total consumer loans	7,121	7,413	(292)	86	84	47	46

Total loans in exit portfolio	$8,496	$9,066	$(570)	$156	$139	$559	$502

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     Key’s allowance for loan losses was $2.5 billion, or 3.53% of loans outstanding, at June 30, 2009, compared to $2.2 billion, or 2.97%, at March 31, 2009, and $1.4 billion, or 1.87%, at June 30, 2008. The company has continued to build its allowance for loan losses as the current credit cycle progresses, and at June 30, 2009, had a coverage ratio of 114%.
CAPITAL
     Key’s risk-based capital ratios included in the following table continued to exceed all “well-capitalized” regulatory benchmarks at June 30, 2009.
Capital Ratios

	6-30-09	3-31-09	12-31-08	9-30-08	6-30-08

Tier 1 common equity (a)	7.27%	5.62%	5.62%	5.58%	5.60%
Tier 1 risk-based capital (a)	12.42	11.22	10.92	8.55	8.53
Total risk-based capital (a)	16.47	15.18	14.82	12.40	12.41
Tangible Key shareholders’ equity to tangible assets	10.16	9.23	8.92	6.95	6.98
Tangible common equity to tangible assets	7.35	6.06	5.95	6.29	6.32

(a)	6-30-09 ratio is estimated.
     During the second quarter of 2009, Key successfully raised more than $1.8 billion in new Tier 1 common equity as required by the SCAP initiated by the U.S. Treasury Department and the federal banking regulators. The additional capital will serve as a “buffer” in the event the U.S. economy worsens considerably through 2010. As shown in the above table, at June 30, 2009, Key had a Tier 1 risk-based capital ratio of 12.42%, a Tier 1 common equity ratio of 7.27%, and a tangible common equity ratio of 7.35%. On June 2, 2009, Key announced it had sold $1 billion of newly issued common stock through an at-the-market offering. In addition, Key has raised a significant portion of the additional Tier 1 common equity through the exchange of Key common shares for Key’s Noncumulative Perpetual Convertible Preferred Stock, Series A and for certain capital (i.e., trust preferred) securities. As a result of these exchange offers, Key will reduce its future dividend and interest obligations on the exchanged securities by approximately $70 million through the SCAP assessment period, which ends December 31, 2010.
     Although management believes Key has now complied with the requirements of the SCAP assessment, as it has generated additional Tier 1 common equity in excess of $1.8 billion, management intends to further augment Key’s capital base. On July 8, 2009, KeyCorp commenced an offer to exchange (the “Trust Preferred Exchange Offer”) Key common shares for any and all outstanding retail capital securities issued by a number of affiliated capital trusts. The Early Tender Period for the Trust Preferred Exchange Offer expired at 11:59 p.m., New York City time, on July 21, 2009, and will not be extended. The Final Tender Period and the Trust Preferred Exchange Offer will expire at 11:59 p.m., New York City time, on August 4, 2009 (unless we extend it or terminate it earlier). As of July 21, 2009, prior to the end of the Early Tender Period, holders of approximately $534 million aggregate liquidation preference of trust preferred securities had indicated that they would be tendering securities in the Trust Preferred Exchange Offer, subject to applicable withdrawal rights. As a result of the success of this exchange offer, management has made a determination to limit the total aggregate liquidation preference of trust preferred securities that it will accept in the Trust Preferred Exchange Offer to $500 million. The Trust Preferred Exchange Offer will be amended and disseminated accordingly, pursuant to Securities and Exchange Commission rules.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     Transactions that caused the change in Key’s outstanding common shares over the past five quarters are summarized in the following table.
Summary of Changes in Common Shares Outstanding

in thousands	2Q09	1Q09	4Q08	3Q08	2Q08

Shares outstanding at beginning of period	498,573	495,002	494,765	485,662	400,071
Common shares exchanged for capital securities	46,338	—	—	—	—
Common shares exchanged for Series A Preferred Stock	46,602	—	—	—	—
Common shares issued	205,439	—	—	7,066	85,106
Shares reissued under employee benefit plans	294	3,571	237	2,037	485

Shares outstanding at end of period	797,246	498,573	495,002	494,765	485,662

     During the second quarter of 2009, Key made a $31 million cash dividend payment to the U.S. Treasury Department. This is the second of such quarterly payments that Key has made after having raised $2.5 billion of additional capital during the fourth quarter of 2008 as a participant in the U.S. Treasury’s Capital Purchase Program.
     On July 17, the Board of Directors declared a cash dividend of $1.9375 per share of Key’s 7.750% Series A Preferred Stock. The dividend is payable September 15, 2009, to shareholders of record on August 28, 2009. The Board also declared a cash dividend of $.01 per share on the company’s common shares payable September 15, 2009, to shareholders of record on September 1, 2009.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue from continuing operations and (loss) income from continuing operations attributable to Key for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the tables at the end of this release.
Major Business Groups

				Percent change 2Q09 vs.
dollars in millions	2Q09	1Q09	2Q08	1Q09	2Q08

Revenue from continuing operations (TE)
Community Banking	$592	$599	$654	(1.2)%	(9.5)%
National Banking (a)	547	533	(133)	2.6	N/M
Other Segments (b)	183	(79)	(31)	N/M	N/M

Total Segments	1,322	1,053	490	25.5	169.8
Reconciling Items (c)	(9)	52	(43)	N/M	79.1

Total	$1,313	$1,105	$447	18.8%	193.7%

(Loss) income from continuing operations attributable to Key
Community Banking	$(57)	$30	$103	N/M	N/M
National Banking (a)	(294)	(548)	(674)	46.4%	56.4%
Other Segments (b)	112	(37)	(14)	N/M	N/M

Total Segments	(239)	(555)	(585)	56.9	59.1
Reconciling Items (c)	3	89	(543)	(96.6)	N/M

Total	$(236)	$(466)	$(1,128)	49.4%	79.1%

(a)	National Banking’s results for the first quarter of 2009 include a noncash charge for goodwill and other intangible assets impairment of $196 million ($164 million after tax). During the second quarter of 2008, National Banking’s taxable-equivalent net interest income and net results were reduced by $838 million and $536 million, respectively, as a result of its involvement with certain leveraged lease financing transactions which were challenged by the Internal Revenue Service.

(b)	Other Segments’ results for the second quarter of 2009 include net gains of $125 million ($78 million after tax) in connection with the repositioning of the securities portfolio and a $95 million ($59 million after tax) gain related to the exchange of Key common shares for capital securities.

(c)	Reconciling Items for the second quarter of 2009 include a $32 million ($20 million after tax) gain from the sale of Key’s claim associated with the Lehman Brothers’ bankruptcy. For the first quarter of 2009, Reconciling Items include a $105 million ($65 million after tax) gain from the sale of Key’s remaining equity interest in Visa Inc. Reconciling Items for the second quarter of 2008 include a $475 million charge to income taxes for the interest cost associated with the previously disclosed leveraged lease tax litigation.
TE = Taxable Equivalent, N/M = Not Meaningful

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Community Banking

				Percent change 2Q09 vs.
dollars in millions	2Q09	1Q09	2Q08	1Q09	2Q08

Summary of operations
Net interest income (TE)	$397	$410	$433	(3.2)%	(8.3)%
Noninterest income	195	189	221	3.2	(11.8)

Total revenue (TE)	592	599	654	(1.2)	(9.5)
Provision for loan losses	187	81	44	130.9	325.0
Noninterest expense	497	470	445	5.7	11.7

(Loss) income before income taxes (TE)	(92)	48	165	N/M	N/M
Allocated income taxes and TE adjustments	(35)	18	62	N/M	N/M

Net (loss) income attributable to Key	$(57)	$30	$103	N/M	N/M

Average balances
Loans and leases	$28,237	$28,940	$28,470	(2.4)%	(.8)%
Total assets	31,183	31,948	31,414	(2.4)	(.7)
Deposits	52,689	51,560	49,944	2.2	5.5

Assets under management at period end	$15,815	$14,205	$19,366	11.3%	(18.3)%

TE = Taxable Equivalent, N/M = Not Meaningful
Additional Community Banking Data

				Percent change 2Q09 vs.
dollars in millions	2Q09	1Q09	2Q08	1Q09	2Q08

Average deposits outstanding
NOW and money market deposit accounts	$17,361	$17,368	$19,656	—	(11.7)%
Savings deposits	1,785	1,721	1,804	3.7%	(1.1)
Certificates of deposit ($100,000 or more)	8,974	8,490	6,661	5.7	34.7
Other time deposits	14,898	14,723	12,735	1.2	17.0
Deposits in foreign office	548	713	1,308	(23.1)	(58.1)
Noninterest-bearing deposits	9,123	8,545	7,780	6.8	17.3

Total deposits	$52,689	$51,560	$49,944	2.2%	5.5%

Home equity loans
Average balance	$10,287	$10,273	$9,766
Weighted-average loan-to-value ratio (at date of origination)	70%	70%	70%
Percent first lien positions	53	53	55

Other data
Branches	993	989	985
Automated teller machines	1,485	1,479	1,479

Community Banking Summary of Operations
     Community Banking recorded a net loss attributable to Key of $57 million for the second quarter of 2009, compared to net income attributable to Key of $103 million for the year-ago quarter. Increases in the provision for loan losses and FDIC expense, coupled with decreases in net interest income and noninterest income, caused the decline.
     Taxable-equivalent net interest income declined by $36 million, or 8%, from the second quarter of 2008, due primarily to tighter loan spreads and a slight decline in the volume of average earning assets. While average deposits increased by $2.7 billion, or 5%, the composition and value of deposits have been impacted by the declining interest rate environment. Growth was centered in noninterest-bearing deposits and a shift from money market deposit accounts into higher-yielding certificates of deposit, reflecting consumer preferences.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     Noninterest income decreased by $26 million, or 12%, from the year-ago quarter, largely from declines in service charges on deposit accounts, trust and investment services income, and branch-based investment income, coupled with an increase in the reserve for credit losses from client derivatives. The reductions in service charges on deposit accounts, and trust and investment services income are the results of changing client behavior and lower levels of assets under management resulting from declining market conditions, respectively. These reductions were partially offset by higher mortgage loan sale gains.
     The provision for loan losses rose by $143 million compared to the second quarter of 2008, reflecting a $49 million increase in net loan charge-offs, primarily from the commercial and home equity loan portfolios. Community Banking’s provision for loan losses for the second quarter of 2009 exceeded its net loan charge-offs by $100 million as the company continued to build reserves, in light of the challenging credit conditions brought on by a weak economy.
     Noninterest expense grew by $52 million, or 12%, from the year-ago quarter, as a result of a $52 million increase in the FDIC deposit insurance assessment. The higher assessment is a result of the across-the-board increase in the assessment rate that took effect during the first quarter of 2009 and the special assessment imposed during the second quarter of 2009. A decline in personnel expense, due primarily to a decrease in incentive compensation accruals and a reduction in the number of average full-time equivalent employees, was offset by increases in various other components of noninterest expense.
National Banking

				Percent change 2Q09 vs.
dollars in millions	2Q09	1Q09	2Q08	1Q09	2Q08

Summary of operations
Net interest income (expense) (TE)	$282	$289	$(471) (a)	(2.4)%	N/M
Noninterest income	265	244	338	8.6	(21.6)%

Total revenue (TE)	547	533	(133)	2.6	N/M
Provision for loan losses	662	789	609	(16.1)	8.7
Noninterest expense	358	506 (a)	335	(29.2)	6.9

Loss from continuing operations before income taxes (TE)	(473)	(762)	(1,077)	37.9	56.1
Allocated income taxes and TE adjustments	(178)	(212)	(403)	16.0	55.8

Loss from continuing operations	(295)	(550)	(674)	46.4	56.2
Income (loss) from discontinued operations, net of taxes	10	(22)	2	N/M	400.0

Net loss	(285)	(572)	(672)	50.2	57.6
Less: Net loss attributable to noncontrolling interests	(1)	(2)	—	50.0	N/M

Net loss attributable to Key	$(284)	$(570)	$(672)	50.2	57.7

Loss from continuing operations attributable to Key	$(294)	$(548)	$(674)	46.4%	56.4%

Average balances
Loans and leases	$43,943	$46,197	$47,872	(4.9)%	(8.2)%
Loans held for sale	910	1,078	1,282	(15.6)	(29.0)
Total assets	50,998	54,799	56,316	(6.9)	(9.4)
Deposits	13,260	12,214	12,287	8.6	7.9

Assets under management at period end	$47,567	$45,959	$61,632	3.5%	(22.8)%

(a)	National Banking’s results for the first quarter of 2009 include a noncash charge for goodwill and other intangible assets impairment of $196 million ($164 million after tax). During the second quarter of 2008, National Banking’s taxable-equivalent net interest income and net results were reduced by $838 million and $536 million, respectively, as a result of its involvement with certain leveraged lease financing transactions which were challenged by the Internal Revenue Service.
TE = Taxable Equivalent, N/M = Not Meaningful
National Banking Summary of Continuing Operations
     National Banking recorded a loss from continuing operations attributable to Key of $294 million for the second quarter of 2009, compared to $674 million for the same period one year ago. During the second quarter of 2008, net results were reduced by $536 million as a result of an adverse federal court decision on the company’s tax treatment of a segment of Key’s leveraged lease financing portfolio. Excluding this charge, net results decreased by $156 million from the second quarter of 2008, due to lower net interest income and noninterest income, coupled with increases in the provision for loan losses and noninterest expense.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

     As a result of the federal court decision, National Banking reduced its taxable-equivalent net interest income by $838 million during the second quarter of 2008. Excluding this charge, taxable-equivalent net interest income decreased by $85 million, or 23%, from the second quarter of 2008, due primarily to a decrease in average earning assets and a higher level of nonperforming loans, offset in part by more favorable deposit spreads and an increase in average deposits. Average earning assets decreased by $4.2 billion, or 8%, from the year-ago quarter, reflecting reductions in the commercial, home equity and held-for-sale loan portfolios. Average deposits rose by $1 billion, or 8%, as growth in certificates of deposit, NOW accounts and noninterest-bearing deposits more than offset a decline in money market deposit accounts.
     Noninterest income declined by $73 million, or 22%, from the second quarter of 2008, due primarily to a $60 million reduction in income from investment banking and capital markets activities, which was largely attributable to a $27 million decrease in dealer trading and derivatives income and a $23 million decrease in investment banking income. A decline in net loan sale gains of $37 million also contributed to the reduction in noninterest income. The adverse effect of the above factors was offset in part by a $29 million increase in gains on leased equipment and a $15 million increase in mortgage fees.
     The provision for loan losses rose by $53 million. National Banking’s provision for loan losses for the second quarter of 2009 exceeded its net loan charge-offs by $210 million as the company continued to build reserves in a weak economy.
     Noninterest expense grew by $23 million, or 7%, from the second quarter of 2008, reflecting an increase in the FDIC deposit insurance assessment as a result of the same factors that contributed to the increase in Community Banking. Also contributing to higher noninterest expense was an increase in the reserve for low-income housing tax credit funds, a provision for losses on lending-related commitments compared to a credit in the year-ago quarter, and higher expenses associated with OREO. The adverse effect of these factors was offset in part by lower personnel expense, reflecting a reduction in incentive compensation accruals and a decrease in the number of average full-time equivalent employees.
     In April 2009, Key made the strategic decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of this decision, Key has accounted for this business as a discontinued operation.
Other Segments
     Other Segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated net income attributable to Key of $112 million for the second quarter of 2009, compared to a net loss attributable to Key of $14 million for the same period last year. The improvement was attributable to net gains of $125 million recorded during the second quarter of 2009 in connection with the repositioning of the securities portfolio, and a $95 million gain related to the exchange of Key common shares for capital securities.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
National Banking
Real Estate Capital and Corporate Banking Services consists of two business units, Real Estate Capital and Corporate Banking Services.
Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Real Estate Capital emphasizes providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by both the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services also provides a full array of commercial banking products and services to government and not-for-profit entities, and to community banks.
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets, through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives, foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Consumer Finance provides government-guaranteed education loans to students and their parents, and processes tuition payments for private schools. Through its Commercial Floor Plan Lending unit, this line of business also finances inventory for automobile dealers. In October 2008, Key exited retail and floor-plan lending for marine and recreational vehicle products, and began to limit new education loans to those backed by government guarantee. The Consumer Finance line of business continues to service existing loans in these portfolios and to honor existing education loan commitments. These actions are consistent with Key’s strategy of de-emphasizing nonrelationship or out-of-footprint businesses.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Morgan Stanley is the sole arranger and lead manager for the Trust Preferred Exchange Offer, and Morgan Stanley, UBS Investment Bank, Citi and Wells Fargo Securities are acting as dealer managers. In addition, Morgan Stanley is KeyCorp’s capital advisor on all of its capital execution plans related to the SCAP. The complete terms and conditions of the Trust Preferred Exchange Offer are set forth in the Prospectus and letter of transmittal that are being sent to holders of the Trust Preferred Securities. Holders are urged to read the Trust Preferred Exchange Offer documents carefully. This press release is neither an offer to purchase nor a solicitation to buy any shares of the securities, nor is it a solicitation for acceptance of the exchange offer. KeyCorp is making the exchange offer only by, and pursuant to the terms of, the Prospectus and the related letter of transmittal. The Trust Preferred Exchange Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of KeyCorp or its affiliates, the trustees of the capital trusts, the exchange agent, the information agent, the financial advisors or the capital advisor is making any recommendation as to whether or not holders should tender their Trust Preferred Securities in connection with the Trust Preferred Exchange Offer.
Copies of the Prospectus and letter of transmittal may also be obtained from D.F. King & Co., Inc., the information agent at (800) 431-9633 or, for bankers and brokers, at (212) 269-5550 (Collect). The Exchange Agent for the Trust Preferred Exchange Offer is Computershare Trust Company, N.A., available at (781) 575-2332. KeyCorp has filed a registration statement (including the Prospectus) for this Trust Preferred Exchange Offer with the Securities and Exchange Commission (“SEC”). Before you invest you should read the Prospectus in the registration statement and other documents that KeyCorp has filed with the SEC for more complete information about KeyCorp and the Trust Preferred Exchange Offer. You may obtain these documents for free at the SEC’s website, www.sec.gov. You may also obtain these documents by contacting KeyCorp, Investor Relations, at (216) 689-4221 or by email at KeyCorp_Capital_Exchange@KeyBank.com.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of $97.8 billion at June 30, 2009. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 993 branches and additional offices; a network of 1,485 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, https://www.key.com/,®that provides account access and financial products 24 hours a day.
Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Wednesday, July 22, 2009. An audio replay of the call will be available through July 29.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at https://www.key.com/newsroom.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.
Factors that may cause actual results to differ materially include, among other things: (1) adverse capital market conditions and the ability to raise equity and other funding required by the banking regulators or otherwise; (2) further downgrades in Key’s credit ratings; (3) unprecedented volatility in the stock markets, public debt markets and other capital markets, including continued disruption in the fixed income markets; (4) potential misinterpretation of the Supervisory Capital Assessment Program (“SCAP”) or Key’s efforts to raise the required capital could affect Key’s ability to attract and retain customers and compete for new business opportunities; (5) changes in interest rates; (6) changes in trade, monetary or fiscal policy; (7) changes in foreign exchange rates, equity markets and the financial soundness of other unrelated financial companies; (8) asset price deterioration. which has had (and may continue to have) a negative effect on the valuation of certain asset categories represented on Key’s balance sheet; (9) continuation of the recent deterioration in general economic conditions, or in the condition of the local economies or industries in which Key has significant operations or assets, which could, among other things, materially impact credit quality trends and Key’s ability to generate loans; (10) continued disruption in the housing markets and related conditions in the financial markets; (11) increased competitive pressure among financial services companies due to the consolidation of competing financial institutions and the conversion of certain investment banks to bank holding companies; (12) heightened legal standards and regulatory practices, requirements or expectations; (13) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (14) increased FDIC deposit insurance premiums; (15) difficulty in attracting and/or retaining executives and/or relationship managers; (16) consummation of significant business combinations or divestitures; (17) operational or risk management failures due to technological or other factors; (18) changes in accounting or tax practices or requirements; (19) new legal obligations or liabilities or unfavorable resolution of litigation; and (20) disruption in the economy and general business climate as a result of terrorist activities or military actions.
For additional information on KeyCorp and the factors that could cause actual results or financial condition to differ materially from those described in the forward-looking statements consult KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not assume any obligation to update these forward-looking statements.
###

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	6-30-09	3-31-09		6-30-08

Summary of operations
Net interest income (expense) (TE)	$598	$620		$(100	)(a)
Noninterest income	715	485		547

Total revenue (TE)	1,313	1,105		447
Provision for loan losses	850	875		647
Noninterest expense	870	942		777
Loss from continuing operations attributable to Key	(236)	(466)		(1,128)
Income (loss) from discontinued operations, net of taxes (b)	10	(22)		2
Net loss attributable to Key	(226)	(488	)(a)	(1,126	)(a)

Loss from continuing operations attributable to Key common shareholders	$(400)	$(514)		$(1,128)
Income (loss) from discontinued operations, net of taxes (b)	10	(22)		2
Net loss attributable to Key common shareholders	(390)	(536	)(a)	(1,126	)(a)

Per common share
Loss from continuing operations attributable to Key common shareholders	$(.69)	$(1.04)		$(2.71)
Income (loss) from discontinued operations, net of taxes (b)	.02	(.04)		—
Net loss attributable to Key common shareholders	(.68)	(1.09)		(2.70)

Loss from continuing operations attributable to Key common shareholders — assuming dilution	(.69)	(1.04)		(2.71)
Income (loss) from discontinued operations, net of taxes — assuming dilution (b)	.02	(.04)		—
Net loss attributable to Key common shareholders — assuming dilution	(.68)	(1.09	)(a)	(2.70	)(a)
Cash dividends paid	.01	.0625		.375
Book value at period end	10.21	13.82		16.59
Tangible book value at period end	8.92	11.76		13.00
Market price at period end	5.24	7.87		10.98

Performance ratios — from continuing operations
Return on average total assets	(.94)%	(1.82)%		(4.39)%
Return on average common equity	(15.87)	(28.65)		(53.44)
Net interest margin (TE)	2.67	2.77		(.44)

Performance ratios — from consolidated operations
Return on average total assets	(.90)%	(1.91	)% (a)	(4.38	)% (a)
Return on average common equity	(15.32)	(29.87	)(a)	(53.35	)(a)
Net interest margin (TE)	2.67	2.77		(.44	)(a)

Capital ratios at period end
Key shareholders’ equity to assets	11.10%	10.19%		8.57%
Tangible Key shareholders’ equity to tangible assets	10.16	9.23		6.98
Tangible common equity to tangible assets	7.35	6.06		6.32
Tier 1 common equity (c)	7.27	5.62		5.60
Tier 1 risk-based capital (c)	12.42	11.22		8.53
Total risk-based capital (c)	16.47	15.18		12.41
Leverage (c)	12.24	11.19		9.34

Asset quality
Net loan charge-offs	$539	$492		$524
Net loan charge-offs to average loans	2.99%	2.65%		2.75%
Allowance for loan losses	$2,499	$2,186		$1,421
Allowance for loan losses to period-end loans	3.53%	2.97%		1.87%
Allowance for loan losses to nonperforming loans	114.21	125.78		174.57
Nonperforming loans at period end	$2,188	$1,738		$814
Nonperforming assets at period end	2,551	1,997		1,210
Nonperforming loans to period-end portfolio loans	3.09%	2.36%		1.07%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	3.58	2.70		1.59

Trust and brokerage assets
Assets under management	$63,382	$60,164		$80,998
Nonmanaged and brokerage assets	23,261	21,786		29,905

Other data
Average full-time equivalent employees	16,937	17,468		18,164
Branches	993	989		985

Taxable-equivalent adjustment	$6	$6		$(458)

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Financial Highlights (continued)
(dollars in millions, except per share amounts)

	Six months ended
	6-30-09		6-30-08

Summary of operations
Net interest income (TE)	$1,218		$604	(a)
Noninterest income	1,200		1,071

Total revenue (TE)	2,418		1,675
Provision for loan losses	1,725		834
Noninterest expense	1,812		1,506
Loss from continuing operations attributable to Key	(702)		(911)
Income (loss) from discontinued operations, net of taxes (b)	(12)		3
Net loss attributable to Key	(714	)(a)	(908	)(a)

Loss from continuing operations attributable to Key common shareholders	$(914)		$(911)
Income (loss) from discontinued operations, net of taxes (b)	(12)		3
Net loss attributable to Key common shareholders	(926	)(a)	(908	)(a)

Per common share
Loss from continuing operations attributable to Key common shareholders	$(1.71)		$(2.23)
Income (loss) from discontinued operations, net of taxes (b)	(.02)		.01
Net loss attributable to Key common shareholders	(1.73)		(2.23)

Loss from continuing operations attributable to Key common shareholders — assuming dilution	(1.71)		(2.23)
Income (loss) from discontinued operations, net of taxes — assuming dilution (b)	(.02)		.01
Net loss attributable to Key common shareholders — assuming dilution	(1.73	)(a)	(2.23	)(a)
Cash dividends paid	.0725		.75

Performance ratios — from continuing operations
Return on average total assets	(1.38)%		(1.77)%
Return on average common equity	(22.25)		(21.64)
Net interest margin (TE)	2.72		1.35

Performance ratios — from consolidated operations
Return on average total assets	(1.41	)% (a)	(1.77	)% (a)
Return on average common equity	(22.58	)(a)	(21.57	)(a)
Net interest margin (TE)	2.72	(a)	1.35	(a)

Asset quality
Net loan charge-offs	$1,031		$645
Net loan charge-offs to average loans	2.81%		1.74%

Other data
Average full-time equivalent employees	17,201		18,295

Taxable-equivalent adjustment	$12		$(467)

(a)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents certain earnings data and performance ratios, excluding charges related to goodwill and other intangible assets impairment, and the tax treatment of certain leveraged lease financing transactions disallowed by the Internal Revenue Service. The table also shows the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.

(b)	In April 2009, management made the strategic decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of this decision, Key has accounted for this business as a discontinued operation.

(c)	6-30-09 ratio is estimated.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

GAAP to Non-GAAP Reconciliations
(dollars in millions, except per share amounts)
The table below presents certain earnings data and performance ratios, excluding charges related to intangible assets impairment, and the tax treatment of certain leveraged lease financing transactions disallowed by the Internal Revenue Service. Management believes that eliminating the effects of significant items that are generally nonrecurring facilitates the analysis of results by presenting them on a more comparable basis.
The table also shows the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The tangible common equity ratio has become a focus of some investors and management believes that this ratio may assist investors in analyzing Key’s capital position absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulators have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. As a result of the Supervisory Capital Assessment Program, these same regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Key’s capital adequacy using the tangible common equity and/or the Tier 1 common equity measure. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Since analysts and banking regulators may assess Key’s capital adequacy using tangible common equity and Tier 1 common equity, management believes it is useful to provide investors the ability to assess Key’s capital adequacy on these same bases. The table also reconciles the GAAP performance measures to the corresponding non-GAAP measures.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Key has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that Key’s performance is properly reflected to facilitate period-to-period comparisons. Although these non-GAAP financial measures are frequently used by investors in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	Three months ended			Six months ended
	6-30-09	3-31-09	6-30-08	6-30-09	6-30-08

Net (loss) income
Net loss attributable to Key (GAAP)	$(226)	$(488)	$(1,126)	$(714)	$(908)
Charges related to intangible assets impairment, after tax	—	164	—	164	—
Charges related to leveraged lease tax litigation, after tax	—	—	1,011	—	1,049

Net (loss) income attributable to Key, excluding charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	$(226)	$(324)	$(115)	$(550)	$141

Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	$114	___	—	$114	—
Other preferred dividends and amortization of discount on preferred stock	50	$48	—	98	—

Net loss attributable to Key common shareholders (GAAP)	$(390)	$(536)	$(1,126)	$(926)	$(908)
Net (loss) income attributable to Key common shareholders, excluding charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(390)	(372)	(115)	(762)	141

Per common share
Net loss attributable to Key common shareholders — assuming dilution (GAAP)	$(.68)	$(1.09)	$(2.70)	$(1.73)	$(2.23)
Net (loss) income attributable to Key common shareholders, excluding charges related to intangible assets impairment and leveraged lease tax litigation — assuming dilution (non-GAAP)	(.68)	(.76)	(.28)	(1.42)	.34

Performance ratios from consolidated operations
Return on average total assets: (a)
Average total assets	$100,858	$103,815	$103,290	$102,328	$103,323
Return on average total assets (GAAP)	(.90)%	(1.91)%	(4.38)%	(1.41)%	(1.77)%
Return on average total assets, excluding charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(.90)	(1.27)	(.45)	(1.08)	.27

Return on average common equity: (a)
Average common equity	$7,227	$7,277	$8,489	$7,252	$8,467
Return on average common equity (GAAP)	(15.32)%	(29.87)%	(53.35)%	(22.58)%	(21.57)%
Return on average common equity, excluding charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(15.32)	(20.73)	(5.45)	(18.02)	3.35

Net interest income and margin
Net interest income:
Net interest income (GAAP)	$592	$614	$358	$1,206	$1,071
Charges related to leveraged lease tax litigation, pre-tax	—	—	359	—	362

Net interest income, excluding charges related to leveraged lease tax litigation (non-GAAP)	$592	$614	$717	$1,206	$1,433

Net interest income/margin (TE):
Net interest income (expense) (TE) (as reported)	$598	$620	$(100)	$1,218	$604
Charges related to leveraged lease tax litigation, pre-tax (TE)	—	—	838	—	872

Net interest income, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis)	$598	$620	$738	$1,218	$1,476

Net interest margin (TE) (as reported) (a)	2.67%	2.77%	(.44)%	2.72%	1.35%
Impact of charges related to leveraged lease tax litigation, pre-tax (TE) (a)	—	—	3.76	—	1.95

Net interest margin, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis) (a)	2.67%	2.77%	3.32%	2.72%	3.30%

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

GAAP to Non-GAAP Reconciliations (continued)
(dollars in millions, except per share amounts)

	Three months ended
	6-30-09	3-31-09	6-30-08

Tangible common equity to tangible assets at period end
Key shareholders’ equity (GAAP)	$10,851	$9,968	$8,706
Less: Intangible assets	1,023	1,029	1,744
Preferred Stock, Series B	2,422	2,418	—
Preferred Stock, Series A	291	658	650

Tangible common equity (non-GAAP)	$7,115	$5,863	$6,312

Total assets (GAAP)	$97,792	$97,834	$101,544
Less: Intangible assets	1,023	1,029	1,744

Tangible assets (non-GAAP)	$96,769	$96,805	$99,800

Tangible common equity to tangible assets ratio (non-GAAP)	7.35%	6.06%	6.32%

Tier 1 common equity at period end
Key shareholders’ equity (GAAP)	$10,851	$9,968	$8,706
Qualifying capital securities	2,290	2,582	2,582
Less: Goodwill	917	917	1,598
Accumulated other comprehensive (loss) income	(20)	111	79
Other assets (b)	177	184	221

Total Tier 1 capital (regulatory)	12,067	11,338	9,390
Less: Qualifying capital securities	2,290	2,582	2,582
Preferred Stock, Series B	2,422	2,418	—
Preferred Stock, Series A	291	658	650

Total Tier 1 common equity (non-GAAP)	$7,064	$5,680	$6,158

Net risk-weighted assets (regulatory) (b), (c)	$97,198	$101,077	$110,027

Tier 1 common equity ratio (non-GAAP) (c)	7.27%	5.62%	5.60%

(a)	Income statement amount has been annualized in calculation of percentage.

(b)	Other assets deducted from Tier 1 capital and net risk-weighted assets consist of intangible assets (excluding goodwill) recorded after February 19, 1992, and deductible portions of nonfinancial equity investments.

(c)	6-30-09 amount or ratio is estimated.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Consolidated Balance Sheets
(dollars in millions)

	6-30-09	3-31-09	6-30-08

Assets
Loans	$70,803	$73,703	$75,855
Loans held for sale	909	1,124	1,833
Securities available for sale	12,174	8,530	8,312
Held-to-maturity securities	25	25	25
Trading account assets	771	1,279	1,483
Short-term investments	3,487	2,917	826
Other investments	1,450	1,464	1,559

Total earning assets	89,619	89,042	89,893
Allowance for loan losses	(2,499)	(2,186)	(1,421)
Cash and due from banks	723	637	1,912
Premises and equipment	858	847	748
Operating lease assets	842	889	1,089
Goodwill	917	917	1,598
Other intangible assets	106	112	146
Corporate-owned life insurance	3,016	2,994	2,917
Derivative assets	1,182	1,707	1,693
Accrued income and other assets	3,028	2,875	2,969

Total assets	$97,792	$97,834	$101,544

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$23,939	$23,599	$27,278
Savings deposits	1,795	1,795	1,809
Certificates of deposit ($100,000 or more)	13,486	13,250	8,699
Other time deposits	15,055	14,791	12,541

Total interest-bearing deposits	54,275	53,435	50,327
Noninterest-bearing deposits	12,977	11,760	10,561
Deposits in foreign office — interest-bearing	632	801	3,508

Total deposits	67,884	65,996	64,396
Federal funds purchased and securities sold under repurchase agreements	1,530	1,565	2,088
Bank notes and other short-term borrowings	1,710	2,285	5,985
Derivative liabilities	530	932	637
Accrued expense and other liabilities	1,616	1,904	4,447
Long-term debt	13,462	14,978	15,106

Total liabilities	86,732	87,660	92,659

Equity
Preferred stock, Series A	291	658	650
Preferred stock, Series B	2,422	2,418	—
Common shares	865	584	577
Common stock warrant	87	87	—
Capital surplus	3,292	2,464	2,544
Retained earnings	5,878	6,160	7,461
Treasury stock, at cost	(1,984)	(2,500)	(2,675)
Accumulated other comprehensive income	—	97	149

Key shareholders’ equity	10,851	9,968	8,706
Noncontrolling interests	209	206	179

Total equity	11,060	10,174	8,885

Total liabilities and equity	$97,792	$97,834	$101,544

Common shares outstanding (000)	797,246	498,573	485,662

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended			Six months ended
	6-30-09	3-31-09	6-30-08	6-30-09	6-30-08

Interest income
Loans	$857	$883	$717	$1,740	$1,840
Loans held for sale	9	12	20	21	107
Securities available for sale	99	108	111	207	220
Held-to-maturity securities	—	1	—	1	1
Trading account assets	13	13	10	26	23
Short-term investments	3	3	8	6	17
Other investments	13	12	14	25	26

Total interest income	994	1,032	880	2,026	2,234

Interest expense
Deposits	296	300	347	596	775
Federal funds purchased and securities sold under repurchase agreements	1	1	15	2	43
Bank notes and other short-term borrowings	4	6	27	10	66
Long-term debt	101	111	133	212	279

Total interest expense	402	418	522	820	1,163

Net interest income	592	614	358	1,206	1,071
Provision for loan losses	850	875	647	1,725	834

Net interest (expense) income after provision for loan losses	(258)	(261)	(289)	(519)	237

Noninterest income
Trust and investment services income	119	110	130	229	253
Service charges on deposit accounts	83	82	93	165	181
Operating lease income	59	61	68	120	137
Letter of credit and loan fees	45	38	51	83	88
Corporate-owned life insurance income	25	27	28	52	56
Electronic banking fees	27	24	27	51	51
Insurance income	16	18	20	34	35
Investment banking and capital markets income	17	18	80	35	88
Net securities gains (losses) (a)	125	(14)	(1)	111	2
Net losses from principal investing	(6)	(72)	(14)	(78)	(3)
Net (losses) gains from loan securitizations and sales	(3)	8	33	5	(68)
Gain related to exchange of common shares for capital securities	95	—	—	95	—
Gain from sale/redemption of Visa Inc. shares	—	105	—	105	165
Other income	113	80	32	193	86

Total noninterest income	715	485	547	1,200	1,071

Noninterest expense
Personnel	377	361	402	738	809
Net occupancy	63	66	62	129	128
Operating lease expense	49	50	55	99	113
Computer processing	48	47	43	95	90
Professional fees	47	34	32	81	55
FDIC assessment	70	30	2	100	4
Equipment	25	22	23	47	47
Marketing	17	14	21	31	35
Intangible assets impairment	—	196	—	196	—
Other expense	174	122	137	296	225

Total noninterest expense	870	942	777	1,812	1,506

Loss from continuing operations before income taxes	(413)	(718)	(519)	(1,131)	(198)
Income taxes	(180)	(242)	610	(422)	713

Loss from continuing operations	(233)	(476)	(1,129)	(709)	(911)
Income (loss) from discontinued operations, net of taxes	10	(22)	2	(12)	3

Net loss	(223)	(498)	(1,127)	(721)	(908)
Less: Net income (loss) attributable to noncontrolling interests	3	(10)	(1)	(7)	—

Net loss attributable to Key	$(226)	$(488)	$(1,126)	$(714)	$(908)

Loss from continuing operations attributable to Key common shareholders	$(400)	$(514)	$(1,128)	$(914)	$(911)
Net loss attributable to Key common shareholders	(390)	(536)	(1,126)	(926)	(908)

Per common share
Loss from continuing operations attributable to Key common shareholders	$(.69)	$(1.04)	$(2.71)	$(1.71)	$(2.23)
Income (loss) from discontinued operations, net of taxes	.02	(.04)	—	(.02)	.01
Net loss attributable to Key common shareholders	(.68)	(1.09)	(2.70)	(1.73)	(2.23)

Per common share — assuming dilution
Loss from continuing operations attributable to Key common shareholders	$(.69)	$(1.04)	$(2.71)	$(1.71)	$(2.23)
Income (loss) from discontinued operations, net of taxes	.02	(.04)	—	(.02)	.01
Net loss attributable to Key common shareholders	(.68)	(1.09)	(2.70)	(1.73)	(2.23)

Cash dividends declared per common share	$.01	$.0625	$.375	$.0725	$.375

Weighted-average common shares outstanding (000)	576,883	492,813	416,629	535,080	407,875
Weighted-average common shares and potential common shares outstanding (000)	576,883	492,813	416,629	535,080	407,875

(a)	Subsequent to the April 1, 2009, adoption of FASB Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” impairment losses incurred for the three months ended June 30, 2009, totaled $7 million, of which $1 million was recorded in equity as a component of accumulated other comprehensive income on the balance sheet.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
(dollars in millions)

	Second Quarter 2009			First Quarter 2009				Second Quarter 2008
	Average			Average				Average
	Balance	Interest	Yield/Rate	Balance		Interest	Yield/Rate	Balance	Interest		Yield/Rate

Assets
Loans: (a), (b)
Commercial, financial and agricultural	$24,468	$273	4.48%	$26,427		$278	4.26%	$26,057	$352		5.42%
Real estate — commercial mortgage	11,892	144	4.83	10,965	(c)	140	5.20	10,593	156		5.91
Real estate — construction	6,264	76	4.89	7,511	(c)	84	4.54	8,484	118		5.61
Commercial lease financing	8,432	90	4.26	8,790		94	4.28	9,798	(709)		(28.94	)(d)

Total commercial loans	51,056	583	4.58	53,693		596	4.50	54,932	(83)		(.58)
Real estate — residential mortgage	1,750	26	5.96	1,776		27	6.00	1,918	30		6.12
Home equity:
Community Banking	10,289	112	4.36	10,273		114	4.49	9,765	140		5.78
National Banking	974	18	7.47	1,040		19	7.52	1,200	23		7.68

Total home equity loans	11,263	130	4.63	11,313		133	4.77	10,965	163		5.99
Consumer other — Community Banking	1,207	31	10.41	1,225		32	10.56	1,271	33		10.34
Consumer other — National Banking:
Marine	3,178	49	6.23	3,331		52	6.24	3,646	56		6.26
Education	3,671	38	4.18	3,717		43	4.59	3,595	53		5.88
Other	256	6	7.96	274		5	7.97	325	7		8.21

Total consumer other — National Banking	7,105	93	5.23	7,322		100	5.47	7,566	116		6.16

Total consumer loans	21,325	280	5.27	21,636		292	5.43	21,720	342		6.32

Total loans	72,381	863	4.78	75,329		888	4.77	76,652	259		1.37
Loans held for sale	1,080	9	3.42	1,197		12	4.07	1,356	20		5.94
Securities available for sale (a), (e)	8,535	99	4.72	8,310		109	5.33	8,315	111		5.40
Held-to-maturity securities (a)	25	—	9.75	25		1	9.84	25	—		11.47
Trading account assets	1,217	13	4.09	1,348		13	3.97	1,041	10		3.88
Short-term investments	5,195	3	.26	2,450		3	.47	773	8		3.83
Other investments (e)	1,463	13	3.19	1,523		12	2.80	1,580	14		3.09

Total earning assets	89,896	1,000	4.46	90,182		1,038	4.64	89,742	422		1.89
Allowance for loan losses	(2,375)			(2,067)				(1,338)
Accrued income and other assets	13,337			15,700				14,886

Total assets	$100,858			$103,815				$103,290

Liabilities
NOW and money market deposit accounts	$24,058	32	.52	$23,957		38	.65	$27,158	102		1.51
Savings deposits	1,806	1	.07	1,744		—	.09	1,815	1		.27
Certificates of deposit ($100,000 or more) (f)	13,555	124	3.69	12,455		121	3.93	8,670	88		4.09
Other time deposits	14,908	139	3.74	14,737		140	3.85	12,751	135		4.27
Deposits in foreign office	579	—	.26	1,259		1	.21	4,121	21		1.95

Total interest-bearing deposits	54,906	296	2.15	54,152		300	2.24	54,515	347		2.56
Federal funds purchased and securities sold under repurchase agreements	1,627	1	.31	1,545		1	.31	3,267	15		1.86
Bank notes and other short-term borrowings	1,821	4	.79	4,405		6	.58	4,770	27		2.26
Long-term debt (f)	14,372	101	2.99	14,760		111	3.20	14,620	133		3.87

Total interest-bearing liabilities	72,726	402	2.24	74,862		418	2.29	77,172	522		2.75

Noninterest-bearing deposits	12,575			11,232				10,617
Accrued expense and other liabilities	5,152			7,163				6,706

Total liabilities	90,453			93,257				94,495

Equity
Key shareholders’ equity	10,201			10,352				8,617
Noncontrolling interests	204			206				178

Total equity	10,405			10,558				8,795

Total liabilities and equity	$100,858			$103,815				$103,290

Interest rate spread (TE)			2.22%				2.35%				(.86)%

Net interest income (expense) (TE) and net interest margin (TE)		598	2.67%			620	2.77%		(100	)(d)	(.44	)%(d)

TE adjustment (a)		6				6			(458)

Net interest income, GAAP basis		$592				$614			$358

Average balances have not been restated to reflect Key’s January 1, 2008, adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation 39.”

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	In late March 2009, Key transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

(d)	During the second quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $838 million following an adverse federal court decision on Key’s tax treatment of a leveraged sale-leaseback transaction. Excluding this reduction, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 5.25% for the second quarter of 2008, and Key’s taxable-equivalent net interest margin would have been 3.32%.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
(dollars in millions)

	Six months ended June 30, 2009				Six months ended June 30, 2008
	Average				Average
	Balance		Interest	Yield/Rate	Balance	Interest	Yield/Rate

Assets
Loans: (a),(b)
Commercial, financial and agricultural	$25,442		$551	4.37%	$25,734	$744	5.81%
Real estate — commercial mortgage	11,431	(c)	284	5.01	10,438	331	6.37
Real estate — construction	6,884	(c)	160	4.70	8,476	252	5.98
Commercial lease financing	8,610		184	4.27	9,901	(611)	(12.34	)(d)

Total commercial loans	52,367		1,179	4.54	54,549	716	2.65
Real estate — residential mortgage	1,763		53	5.98	1,917	60	6.20
Home equity:
Community Banking	10,281		226	4.42	9,729	294	6.08
National Banking	1,007		37	7.50	1,230	47	7.71

Total home equity loans	11,288		263	4.70	10,959	341	6.26
Consumer other — Community Banking	1,216		63	10.48	1,288	67	10.46
Consumer other — National Banking:
Marine	3,254		101	6.23	3,646	114	6.28
Education	3,694		81	4.39	1,979	60	6.07
Other	265		11	7.97	332	14	8.27

Total consumer other — National Banking	7,213		193	5.35	5,957	188	6.32

Total consumer loans	21,480		572	5.35	20,121	656	6.55

Total loans	73,847		1,751	4.77	74,670	1,372	3.70
Loans held for sale	1,138		21	3.76	3,170	107	6.78
Securities available for sale (a),(e)	8,423		208	5.02	8,367	221	5.34
Held-to-maturity securities (a)	25		1	9.79	27	1	11.23
Trading account assets	1,282		26	4.03	1,058	23	4.37
Short-term investments	3,830		6	.33	969	17	3.44
Other investments (e)	1,493		25	3.00	1,566	26	3.07

Total earning assets	90,038		2,038	4.55	89,827	1,767	3.95
Allowance for loan losses	(2,222)				(1,287)
Accrued income and other assets	14,512				14,783

Total assets	$102,328				$103,323

Liabilities
NOW and money market deposit accounts	$24,008		70	.58	$27,077	241	1.79
Savings deposits	1,775		1	.08	1,840	4	.45
Certificates of deposit ($100,000 or more) (f)	13,008		245	3.80	8,371	183	4.39
Other time deposits	14,823		279	3.79	12,755	281	4.43
Deposits in foreign office	917		1	.25	4,987	66	2.64

Total interest-bearing deposits	54,531		596	2.20	55,030	775	2.83
Federal funds purchased and securities sold under repurchase agreements	1,586		2	.31	3,565	43	2.43
Bank notes and other short-term borrowings	3,106		10	.64	4,852	66	2.75
Long-term debt (f)	14,565		212	3.10	13,929	279	4.27

Total interest-bearing liabilities	73,788		820	2.26	77,376	1,163	3.05

Noninterest-bearing deposits	11,907				10,679
Accrued expense and other liabilities	6,152				6,547

Total liabilities	91,847				94,602

Equity
Key shareholders’ equity	10,276				8,531
Noncontrolling interests	205				190

Total equity	10,481				8,721

Total liabilities and equity	$102,328				$103,323

Interest rate spread (TE)				2.29%			.90%

Net interest income (TE) and net interest margin (TE)			1,218	2.72%		604 (d)	1.35	%(d)

TE adjustment (a)			12			(467)

Net interest income, GAAP basis			$1,206			$1,071

Average balances have not been restated to reflect Key’s January 1, 2008, adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation 39.”

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	In late March 2009, Key transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

(d)	During the second quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $838 million following an adverse federal court decision on Key’s tax treatment of a leveraged sale-leaseback transaction. During the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards. These actions reduced Key’s first quarter 2008 taxable-equivalent net interest income by $34 million. Excluding these reductions, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 5.26% for the first six months of 2008, and Key’s taxable-equivalent net interest margin would have been 3.30%.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Noninterest Income
(in millions)

	Three months ended			Six months ended
	6-30-09	3-31-09	6-30-08	6-30-09	6-30-08

Trust and investment services income (a)	$119	$110	$130	$229	$253
Service charges on deposit accounts	83	82	93	165	181
Operating lease income	59	61	68	120	137
Letter of credit and loan fees	45	38	51	83	88
Corporate-owned life insurance income	25	27	28	52	56
Electronic banking fees	27	24	27	51	51
Insurance income	16	18	20	34	35
Investment banking and capital markets income (a)	17	18	80	35	88
Net securities gains (losses)	125	(14)	(1)	111	2
Net losses from principal investing	(6)	(72)	(14)	(78)	(3)
Net (losses) gains from loan securitizations and sales	(3)	8	33	5	(68)
Gain related to exchange of common shares for capital securities	95	—	—	95	—
Gain from sale/redemption of Visa Inc. shares	—	105	—	105	165
Other income:
Gain from sale of Key’s claim associated with Lehman Brothers’ bankruptcy	32	—	—	32	—
Gains on leased equipment	36	26	7	62	15
Loan securitization servicing fees	4	4	5	8	9
Credit card fees	3	3	3	6	7
Miscellaneous income	38	47	17	85	55

Total other income	113	80	32	193	86

Total noninterest income	$715	$485	$547	$1,200	$1,071

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended			Six months ended
	6-30-09	3-31-09	6-30-08	6-30-09	6-30-08

Brokerage commissions and fee income	$45	$38	$41	$83	$74
Personal asset management and custody fees	36	33	40	69	81
Institutional asset management and custody fees	38	39	49	77	98

Total trust and investment services income	$119	$110	$130	$229	$253

Investment Banking and Capital Markets Income
(in millions)

	Three months ended			Six months ended
	6-30-09	3-31-09	6-30-08	6-30-09	6-30-08

Investment banking income	$21	$11	$36	$32	$58
(Loss) income from other investments	(6)	(8)	1	(14)	(5)
Dealer trading and derivatives (loss) income	(11)	2	28	(9)	7
Foreign exchange income	13	13	15	26	28

Total investment banking and capital markets income	$17	$18	$80	$35	$88

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Noninterest Expense
(dollars in millions)

	Three months ended			Six months ended
	6-30-09	3-31-09	6-30-08	6-30-09	6-30-08

Personnel (a)	$377	$361	$402	$738	$809
Net occupancy	63	66	62	129	128
Operating lease expense	49	50	55	99	113
Computer processing	48	47	43	95	90
Professional fees	47	34	32	81	55
FDIC assessment	70	30	2	100	4
Equipment	25	22	23	47	47
Marketing	17	14	21	31	35
Intangible assets impairment	—	196	—	196	—
Other expense:
Postage and delivery	8	8	12	16	23
Franchise and business taxes	9	9	8	18	16
Telecommunications	6	7	7	13	15
Provision (credit) for losses on lending-related commitments	11	—	(2)	11	(29)
Miscellaneous expense	140	98	112	238	200

Total other expense	174	122	137	296	225

Total noninterest expense	$870	$942	$777	$1,812	$1,506

Average full-time equivalent employees (b)	16,937	17,468	18,164	17,201	18,295

(a)	Additional detail provided in table below.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
Personnel Expense
(in millions)

	Three months ended			Six months ended
	6-30-09	3-31-09	6-30-08	6-30-09	6-30-08

Salaries	$226	$224	$234	$450	$472
Incentive compensation	52	37	78	89	151
Employee benefits	70	83	65	153	141
Stock-based compensation	15	9	17	24	31
Severance	14	8	8	22	14

Total personnel expense	$377	$361	$402	$738	$809

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Loan Composition
(dollars in millions)

					Percent change 6-30-09 vs.
	6-30-09	3-31-09		6-30-08	3-31-09	6-30-08

Commercial, financial and agricultural	$23,542	$25,405		$25,929	(7.3)%	(9.2)%
Commercial real estate:
Commercial mortgage	11,761	12,057	(a)	10,737	(2.5)	9.5
Construction	6,119	6,208	(a)	7,849	(1.4)	(22.0)

Total commercial real estate loans	17,880	18,265		18,586	(2.1)	(3.8)
Commercial lease financing	8,263	8,553		9,610	(3.4)	(14.0)

Total commercial loans	49,685	52,223		54,125	(4.9)	(8.2)
Real estate — residential mortgage	1,753	1,759		1,928	(.3)	(9.1)
Home equity:
Community Banking	10,256	10,290		9,851	(.3)	4.1
National Banking	934	998		1,153	(6.4)	(19.0)

Total home equity loans	11,190	11,288		11,004	(.9)	1.7
Consumer other — Community Banking	1,199	1,215		1,261	(1.3)	(4.9)
Consumer other — National Banking:
Marine	3,095	3,256		3,634	(4.9)	(14.8)
Education	3,636	3,700		3,584	(1.7)	1.5
Other	245	262		319	(6.5)	(23.2)

Total consumer other — National Banking	6,976	7,218		7,537	(3.4)	(7.4)

Total consumer loans	21,118	21,480		21,730	(1.7)	(2.8)

Total loans	$70,803	$73,703		$75,855	(3.9)%	(6.7)%

Loans Held for Sale Composition
(dollars in millions)

				Percent change 6-30-09 vs.
	6-30-09	3-31-09	6-30-08	3-31-09	6-30-08

Commercial, financial and agricultural	$51	$24	$212	112.5%	(75.9)%
Real estate — commercial mortgage	288	301	994	(4.3)	(71.0)
Real estate — construction	146	151	398	(3.3)	(63.3)
Commercial lease financing	30	10	42	200.0	(28.6)
Real estate — residential mortgage	245	183	79	33.9	210.1
Education	148	453	103	(67.3)	43.7
Automobile	1	2	5	(50.0)	(80.0)

Total loans held for sale	$909	$1,124	$1,833	(19.1)%	(50.4)%

(a)	In late March 2009, Key transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans that have reached a completed status.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Summary of Loan Loss Experience
(dollars in millions)

	Three months ended			Six months ended
	6-30-09	3-31-09	6-30-08	6-30-09	6-30-08

Average loans outstanding	$72,381	$75,329	$76,652	$73,847	$74,670

Allowance for loan losses at beginning of period	$2,186	$1,803	$1,298	$1,803	$1,200
Loans charged off:
Commercial, financial and agricultural	182	244	75	426	125

Real estate — commercial mortgage	87	22	15	109	19
Real estate — construction	135	104	340	239	365

Total commercial real estate loans (a)	222	126	355	348	384
Commercial lease financing	29	22	18	51	33

Total commercial loans	433	392	448	825	542
Real estate — residential mortgage	4	3	2	7	6
Home equity:
Community Banking	25	18	9	43	18
National Banking	19	15	11	34	18

Total home equity loans	44	33	20	77	36
Consumer other — Community Banking	17	14	11	31	20
Consumer other — National Banking:
Marine	39	39	16	78	35
Education (b)	38	33	55	71	57
Other	3	6	2	9	6

Total consumer other — National Banking	80	78	73	158	98

Total consumer loans	145	128	106	273	160

Total loans charged off	578	520	554	1,098	702

Recoveries:
Commercial, financial and agricultural	14	12	14	26	28

Real estate — commercial mortgage	—	1	—	1	—
Real estate — construction	2	—	1	2	1

Total commercial real estate loans	2	1	1	3	1
Commercial lease financing	7	4	4	11	10

Total commercial loans	23	17	19	40	39
Real estate — residential mortgage	—	—	1	—	1
Home equity:
Community Banking	1	1	—	2	1
National Banking	1	—	1	1	1

Total home equity loans	2	1	1	3	2
Consumer other — Community Banking	2	1	1	3	3
Consumer other — National Banking:
Marine	10	7	6	17	9
Education	1	1	1	2	1
Other	1	1	1	2	2

Total consumer other — National Banking	12	9	8	21	12

Total consumer loans	16	11	11	27	18

Total recoveries	39	28	30	67	57

Net loan charge-offs	(539)	(492)	(524)	(1,031)	(645)
Provision for loan losses	850	875	647	1,725	834
Allowance related to loans acquired, net	—	—	—	—	32
Foreign currency translation adjustment	2	—	—	2	—

Allowance for loan losses at end of period	$2,499	$2,186	$1,421	$2,499	$1,421

Net loan charge-offs to average loans	2.99%	2.65%	2.75%	2.81%	1.74%
Allowance for loan losses to period-end loans	3.53	2.97	1.87	3.53	1.87
Allowance for loan losses to nonperforming loans	114.21	125.78	174.57	114.21	174.57

(a)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(b)	On March 31, 2008, Key transferred $3.3 billion of education loans from loans held for sale to the loan portfolio.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Changes in Liability for Credit Losses on Lending-Related Commitments
(in millions)

	Three months ended			Six months ended
	6-30-09	3-31-09	6-30-08	6-30-09	6-30-08

Balance at beginning of period	$54	$54	$53	$54	$80
Provision (credit) for losses on lending-related commitments	11	—	(2)	11	(29)

Balance at end of period (a)	$65	$54	$51	$65	$51

(a)	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
Summary of Nonperforming Assets and Past Due Loans
(dollars in millions)

	6-30-09	3-31-09	12-31-08	9-30-08	6-30-08

Commercial, financial and agricultural	$700	$595	$415	$309	$259

Real estate — commercial mortgage	454	310	128	119	107
Real estate — construction	716	546	436	334	256

Total commercial real estate loans	1,170	856	564	453	363	(b)
Commercial lease financing	122	109	81	55	57

Total commercial loans	1,992	1,560	1,060	817	679
Real estate — residential mortgage	46	39	39	35	32
Home equity:
Community Banking	101	91	76	70	61
National Banking	20	19	15	16	14

Total home equity loans	121	110	91	86	75
Consumer other — Community Banking	5	3	3	3	2
Consumer other — National Banking:
Marine	19	21	26	22	20
Education	3	3	4	3	4
Other	2	2	2	1	2

Total consumer other — National Banking	24	26	32	26	26

Total consumer loans	196	178	165	150	135

Total nonperforming loans	2,188	1,738	1,225	967	814

Nonperforming loans held for sale	145	72	90	169	342	(b)

OREO	182	147	110	64	26
Allowance for OREO losses	(11)	(4)	(3)	(4)	(2)

OREO, net of allowance	171	143	107	60	24

Other nonperforming assets (a)	47	44	42	43	30

Total nonperforming assets	$2,551	$1,997	$1,464	$1,239	$1,210

Accruing loans past due 90 days or more	$581	$458	$433	$328	$367
Accruing loans past due 30 through 89 days	1,169	1,407	1,314	937	852
Nonperforming loans to period-end portfolio loans	3.09%	2.36%	1.60%	1.26%	1.07%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	3.58	2.70	1.91	1.61	1.59

Summary of Changes in Nonperforming Loans
(in millions)

	2Q09	1Q09	4Q08	3Q08	2Q08

Balance at beginning of period	$1,738	$1,225	$967	$814	$1,054
Loans placed on nonaccrual status	1,218	1,175	734	530	789
Charge-offs	(578)	(520)	(369)	(300)	(547)
Loans sold	(12)	(15)	(5)	(1)	(48)
Payments	(110)	(80)	(77)	(43)	(86)
Transfers to OREO	(30)	(34)	(22)	—	—
Transfer to nonperforming loans held for sale	(30)	—	—	(30)	(342	)(b)
Loans returned to accrual status	(8)	(13)	(3)	(3)	(6)

Balance at end of period	$2,188	$1,738	$1,225	$967	$814

(a)	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business.

(b)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 2Q09 vs.
	2Q09	1Q09	4Q08	3Q08	2Q08	1Q09	2Q08

Summary of operations
Total revenue (TE)	$592	$599	$640	$651	$654	(1.2)%	(9.5)%
Provision for loan losses	187	81	102	56	44	130.9	325.0
Noninterest expense	497	470	476	440	445	5.7	11.7
Net (loss) income attributable to Key	(57)	30	39	97	103	N/M	N/M
Average loans and leases	28,237	28,940	29,164	28,874	28,470	(2.4)	(.8)
Average deposits	52,689	51,560	51,051	50,378	49,944	2.2	5.5
Net loan charge-offs	87	54	66	70	38	61.1	128.9
Net loan charge-offs to average loans	1.24%	.76%	.90%	.96%	.54%	N/A	N/A
Nonperforming assets at period end	$380	$331	$261	$225	$218	14.8	74.3
Return on average allocated equity	(6.81)%	3.72%	4.81%	12.46%	13.28%	N/A	N/A
Average full-time equivalent employees	8,656	8,887	8,797	8,854	8,783	(2.6)	(1.4)

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$502	$507	$550	$549	$552	(1.0)%	(9.1)%
Provision for loan losses	165	69	80	39	25	139.1	560.0
Noninterest expense	447	419	429	394	397	6.7	12.6
Net (loss) income attributable to Key	(68)	12	26	73	81	N/M	N/M
Average loans and leases	19,746	20,004	20,022	19,801	19,626	(1.3)	.6
Average deposits	48,716	47,784	47,427	46,655	46,253	2.0	5.3
Net loan charge-offs	73	53	52	41	33	37.7	121.2
Net loan charge-offs to average loans	1.48%	1.07%	1.03%	.82%	.68%	N/A	N/A
Nonperforming assets at period end	$245	$216	$184	$168	$157	13.4	56.1
Return on average allocated equity	(11.71)%	2.14%	4.64%	13.29%	14.62%	N/A	N/A
Average full-time equivalent employees	8,339	8,565	8,474	8,527	8,453	(2.6)	(1.3)

Commercial Banking
Total revenue (TE)	$90	$92	$90	$102	$102	(2.2)%	(11.8)%
Provision for loan losses	22	12	22	17	19	83.3	15.8
Noninterest expense	50	51	47	46	48	(2.0)	4.2
Net income attributable to Key	11	18	13	24	22	(38.9)	(50.0)
Average loans and leases	8,491	8,936	9,142	9,073	8,844	(5.0)	(4.0)
Average deposits	3,973	3,776	3,624	3,723	3,691	5.2	7.6
Net loan charge-offs	14	1	14	29	5	N/M	180.0
Net loan charge-offs to average loans	.66%	.05%	.61%	1.27%	.23%	N/A	N/A
Nonperforming assets at period end	$135	$115	$77	$57	$61	17.4	121.3
Return on average allocated equity	4.29%	7.37%	5.20%	10.48%	9.92%	N/A	N/A
Average full-time equivalent employees	317	322	323	327	330	(1.6)	(3.9)

KeyCorp Reports Second Quarter 2009 Results
July 22, 2009

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 2Q09 vs.
	2Q09	1Q09	4Q08	3Q08	2Q08	1Q09	2Q08

Summary of operations
Total revenue (TE)	$547	$533	$532	$482	$(133)	2.6%	N/M
Provision for loan losses	662	789	489	350	609	(16.1)	8.7%
Noninterest expense	358	506	820	337	335	(29.2)	6.9
Loss from continuing operations attributable to Key	(294)	(548)	(660)	(130)	(674)	46.4	56.4
Net loss attributable to Key	(284)	(570)	(659)	(128)	(672)	50.2	57.7
Average loans and leases	43,943	46,197	47,468	47,069	47,872	(4.9)	(8.2)
Average loans held for sale	910	1,078	1,404	1,651	1,282	(15.6)	(29.0)
Average deposits	13,260	12,214	12,305	12,439	12,287	8.6	7.9
Net loan charge-offs	452	438	276	203	486	3.2	(7.0)
Net loan charge-offs to average loans	4.13%	3.85%	2.31%	1.72%	4.08%	N/A	N/A
Nonperforming assets at period end	$2,149	$1,646	$1,190	$1,014	$992	30.6	116.6
Return on average allocated equity (a)	(21.41)%	(40.77)%	(49.23)%	(9.97)%	(51.37)%	N/A	N/A
Return on average allocated equity	(20.68)	(42.41)	(49.16)	(9.82)	(51.22)	N/A	N/A
Average full-time equivalent employees (b)	2,899	3,017	3,292	3,529	3,582	(3.9)	(19.1)

Supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$183	$174	$166	$98	$236	5.2%	(22.5)%
Provision for loan losses	462	470	153	99	366	(1.7)	26.2
Noninterest expense	106	114	96	90	70	(7.0)	51.4
Net loss attributable to Key	(239)	(269)	(52)	(57)	(125)	11.2	(91.2)
Average loans and leases	15,873	16,567	16,604	16,447	17,086	(4.2)	(7.1)
Average loans held for sale	231	269	511	792	616	(14.1)	(62.5)
Average deposits	10,582	9,987	10,390	10,446	10,460	6.0	1.2
Net loan charge-offs	274	218	81	100	376	25.7	(27.1)
Net loan charge-offs to average loans	6.92%	5.34%	1.94%	2.42%	8.85%	N/A	N/A
Nonperforming assets at period end	$1,460	$1,072	$763	$714	$779	36.2	87.4
Return on average allocated equity	(35.84)%	(44.75)%	(9.64)%	(11.04)%	(23.04)%	N/A	N/A
Average full-time equivalent employees	982	1,024	1,107	1,209	1,228	(4.1)	(20.0)

Equipment Finance
Total revenue (TE)	$101	$101	$86	$111	$(696)	%	N/M
Provision for loan losses	72	77	33	64	36	(6.5)	100.0%
Noninterest expense	88	85	347	89	90	3.5	(2.2)
Net loss attributable to Key	(37)	(38)	(278)	(26)	(514)	2.6	92.8
Average loans and leases	8,769	9,091	9,548	10,013	10,326	(3.5)	(15.1)
Average loans held for sale	40	28	29	49	51	42.9	(21.6)
Average deposits	17	17	15	20	21	—	(19.0)
Net loan charge-offs	46	44	51	32	28	4.5	64.3
Net loan charge-offs to average loans	2.10%	1.96%	2.12%	1.27%	1.09%	N/A	N/A
Nonperforming assets at period end	$270	$215	$158	$115	$105	25.6	157.1
Return on average allocated equity	(23.71)%	(21.68)%	(124.69)%	(11.51)%	(225.69)%	N/A	N/A
Average full-time equivalent employees	732	741	811	849	867	(1.2)	(15.6)

Institutional and Capital Markets
Total revenue (TE)	$185	$171	$194	$177	$223	8.2%	(17.0)%
Provision for loan losses	37	31	52	16	36	19.4	2.8
Noninterest expense	120	205	320	102	124	(41.5)	(3.2)
Income (loss) from continuing operations attributable to Key	18	(78)	(191)	37	39	N/M	(53.8)
Net income (loss) attributable to Key	28	(100)	(190)	39	41	N/M	(31.7)
Average loans and leases	8,388	8,948	9,352	8,363	7,898	(6.3)	6.2
Average loans held for sale	193	267	545	649	494	(27.7)	(60.9)
Average deposits	2,332	1,773	1,442	1,479	1,384	31.5	68.5
Net loan charge-offs (recoveries)	11	45	38	(1)	5	(75.6)	120.0
Net loan charge-offs (recoveries) to average loans	.53%	2.04%	1.62%	(.05)%	.25%	N/A	N/A
Nonperforming assets at period end	$88	$59	$55	$58	$26	49.2	238.5
Return on average allocated equity (a)	6.33%	(25.84)%	(57.35)%	11.39%	12.52%	N/A	N/A
Return on average allocated equity	9.85	(33.13)	(57.05)	12.01	13.16	N/A	N/A
Average full-time equivalent employees (b)	869	912	939	965	930	(4.7)	(6.6)

Consumer Finance
Total revenue (TE)	$78	$87	$86	$96	$104	(10.3)%	(25.0)%
Provision for loan losses	91	211	251	171	171	(56.9)	(46.8)
Noninterest expense	44	102	57	56	51	(56.9)	(13.7)
Net loss attributable to Key	(36)	(163)	(139)	(84)	(74)	77.9	51.4
Average loans and leases	10,913	11,591	11,964	12,246	12,562	(5.8)	(13.1)
Average loans held for sale	446	514	319	161	121	(13.2)	268.6
Average deposits	329	437	458	494	422	(24.7)	(22.0)
Net loan charge-offs	121	131	106	72	77	(7.6)	57.1
Net loan charge-offs to average loans	4.45%	4.58%	3.52%	2.34%	2.47%	N/A	N/A
Nonperforming assets at period end	$331	$300	$214	$127	$82	10.3	303.7
Return on average allocated equity	(13.53)%	(61.32)%	(56.66)%	(35.51)%	(32.14)%	N/A	N/A
Average full-time equivalent employees	316	340	435	506	557	(7.1)	(43.3)

(a)	From continuing operations.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.

TE =	Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful